Exhibit 99.1

Vectren Corporation

One Vectren Square

Evansville, IN 47708

February 1, 2019

FOR IMMEDIATE RELEASE

Investor Contact	Dave Mordy, (713) 207-6500, david.mordy@centerpointenergy.com
Media Contact	Natalie Hedde, (812) 491-5105, nhedde@vectren.com

Vectren Announces Final Amount of Stub Period Dividend

Evansville, Ind. – Vectren Corporation (NYSE: VVC) announced that the final amount of the “stub period” dividend previously declared by the Board of Directors and payable to shareholders of record immediately prior to the effective time of the merger is $0.41145 per share of common stock. The dividend will be paid no later than February 8, 2019.

The amount reflects the regular quarterly dividend rate of $0.48 prorated for the 78 days between the close of business on November 15, 2018, which was the record date for the last regular quarterly dividend paid on December 3, 2018, and February 1, 2019, the effective time of the merger, divided by 91 days.

About Vectren

Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

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